Exhibit 10.21

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT relating to employment terms and equity arrangements (this “Omnibus Agreement”) is dated as of February 20, 2023 (the “Effective Date”), by and among StubHub Holdings, Inc. a Delaware corporation (formerly known as Pugnacious Endeavors, Inc.) (the “Company”), and Nayaab Islam, an individual (“Executive”). Any capitalized term not defined herein will have the meaning ascribed to such term in the Employment Agreement or the Option Agreement (each as defined below), as applicable.

WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of December 17, 2018 (the “Employment Agreement”).

WHEREAS, the Company and Executive are parties to that certain Pugnacious Endeavors, Inc. 2015 Stock Option Plan Notice of Grant, dated as of December 17, 2018 (the “Option Agreement”).

WHEREAS, the Company and Executive now desire to amend the Employment Agreement and the Option Agreement (collectively, the “Agreements”), as more particularly set forth below.

WHEREAS, the Company desires to provide to Executive certain sale rights (the “Sale Rights”), as more fully set forth below.

NOW, THEREFORE, in consideration of the foregoing, the Agreements are hereby amended and the Executive is provided the Sale Rights as follows:

1. Effective as of the dates specified therein, the Employment Agreement will be amended as set forth on Exhibit A attached hereto.

2. As of the Effective Date, the Option Agreement is hereby amended as set forth on Exhibit B attached hereto.

3. As of the Effective Date, the Executive shall be provided with the Sale Rights as set forth on Exhibit C attached hereto.

4. Except as expressly hereby amended, the Agreements will remain in full force and effect in accordance with the terms thereof. To the extent a conflict arises between the terms of either of the Agreements and this Omnibus Agreement, the terms of this Omnibus Agreement will prevail.

5. Exhibit A of this Omnibus Agreement will be construed under and enforced in accordance with the governing laws set forth in Section 12 of the Employment Agreement. Exhibit B and Exhibit C of this Omnibus Agreement will be construed under and enforced in accordance with the governing laws set forth in Section 11 of the Option Agreement.

6. The Agreements, as amended by this Omnibus Agreement, and the Sale Rights, as set forth on Exhibit C, embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Agreements and this Omnibus Agreement. This Omnibus Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Omnibus Agreement as of the date first written above.

EXECUTIVE

/s/ Nayaab Islam
Name: Nayaab Islam

STUBHUB HOLDINGS, INC.

By	: /s/ Eric H. Baker
Name: Eric H. Baker
Title: CEO

EXHIBIT A

Employment Agreement Amendment

The portions of the Employment Agreement indicated below are hereby amended as follows:

Section	Amendment
Section 1(a) – Position and Duties	Effective as of the Effective Date, Executive will serve in the position of President of the Company, with such duties reasonably consistent with such position in a company the size and nature of the Company.

Section	Payment/Benefit	Amount	Start Date
Section 3(a) – Base Salary	Base Salary	$5,000,000	Effective Date, retroactive to January 1, 2023, with the aggregate amount of the retroactive payment to be made on the Company’s first regular payroll date immediately following the Effective Date
		$3,000,000	Effective as of the date of a Listing Event

Section 3(b) – Bonuses	3(b)(i): Annual Bonus	$0	2022: Executive will not be eligible to earn an Annual Bonus for the 2022 calendar year.
	3(b)(ii): Guaranteed Bonus	$5,000,000

2023 Forward: Payable on January 15th of each calendar year following the applicable performance year commencing with January 15, 2024 and continuing thereafter, subject in each case, to Executive’s continued employment through the applicable date of payment; provided that no such bonus will be payable for a particular performance year (or any performance year thereafter) if a Listing Event has occurred by December 31st of such year. For example, no bonus will be paid on January 15, 2024 for the 2023 performance year (or on January 15th of any subsequent year) if a Listing Event occurs by December 31, 2023.

	3(b)(iii): Sign-on Bonus	$2,500,000, subject to Executive’s continued employment through the date of payment	Payable no later than 14 days after the execution of this Omnibus Agreement, with timing determined in the Company’s sole discretion.

	3(b)(iv): Migration Bonus	$2,500,000, subject to Executive’s continued employment through the date of payment	Payable on or before June 15, 2023, with timing determined in the Company’s sole discretion.

	3(b)(v): 2022 Special Bonus	$3,000,000, subject to Executive’s continued employment through the date of payment	Payable no later than 14 days after the execution of this Omnibus Agreement, with timing determined in the Company’s sole discretion.

Section 3(c) – Employee Benefits	Health Care Plan, as in effect from time to time	The Executive Benefit Plan, as in effect from time to time, shall continue in effect until January 1st of the calendar year following the calendar year of a Listing Event, at which point it will automatically terminate. Upon termination of the Executive Benefit Plan, any reimbursements in respect of eligible expenses incurred under the Executive Benefit Plan before its termination shall be reimbursed consistent with the pre-termination terms of the Executive Benefit Plan. Executive will remain eligible to participate in the Company’s Health Care Plan.	Effective Date

The Employment Agreement is hereby further amended to add the following provisions:

Payment/Benefit	Description	Amount	Start Date
Severance Benefits	If Executive is terminated by the Company without Cause (and not due to Disability) or terminates with Good Reason prior to a Change in Control	In addition to equity award treatment as set forth on Exhibit B and Exhibit C, payment of (A) 12 months of then-current Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the date of termination and (B) the next Guaranteed Bonus following the termination date, payable at the time such Guaranteed Bonus would otherwise have been paid and (C) the Sign-On Bonus, Migration Bonus and 2022 Special Bonus, to the extent not already paid.*	Effective Date

If Executive is terminated by the Company without Cause (and not due to Disability) or terminates with Good Reason upon or during the 18-month period following a Change in Control	In addition to equity award treatment as set forth on Exhibit B and Exhibit C, payment of the sum of (i) 12 months of then-current Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll practices over the 12-month period following the date of termination, (ii) the next Guaranteed Bonus following the termination date, payable at the time such Guaranteed Bonus would otherwise have been paid, (iii) accelerated vesting of time-based vesting conditions of then-outstanding restricted stock unit awards and (iv) the Sign-On Bonus, Migration Bonus and 2022 Special Bonus, to the extent not already paid. To the extent the Change in Control constitutes a “change in control event” within the meaning of Code Section 409A, the payments set forth in clauses (i) and (ii), above, will be made in a cash lump on the 60th day following the applicable termination.*	Effective Date

If the Executive’s employment is terminated due to death or Disability	Payment of (A) the sum of 6 months of then-current Base Salary payable in substantially equal installments in accordance with the Company’s normal payroll practices over the 6-month period following the date of termination and (8) a pro rata portion of the next Guaranteed Bonus following the termination date (based on the number of days employed during the calendar year), payable at the time such Guaranteed Bonus would otherwise have been paid and (C) the Sign-On Bonus, Migration Bonus and 2022 Special Bonus, to the extent not already paid.*

Indemnification/D&O	The Company shall indemnify Executive against any liability incurred in connection with any proceeding in which Executive may be involved a party or otherwise by reason of the fact that Executive is or was serving as an officer of the Company to the extent permitted by the Company’s articles of incorporation, bylaws and applicable law. To further effect, satisfy or secure the indemnification obligations provided herein, the Company shall cause its director and officer liability insurance to cover Executive during the period of employment and for such period thereafter as the Company’s liability insurance policy permits coverage for actions or omissions of former directors or officers.	N/A	Effective Date

Listing Event: Means the listing of capital stock of the Company on a recognized securities exchange (excluding pink sheet trading, over-the-counter trading, and grey market trading), whether through an IPO, direct listing, or “de-SPAC” transaction.

Change in Control: Shall have the meaning ascribed to such term in the Company’s 2022 Omnibus Incentive Plan.

*	Notwithstanding anything to the contrary contained herein or in the Employment Agreement, provision of these payments and benefits is subject to the provisions below:

Section 409A:

1. The intent of the parties is that payments and benefits under this Omnibus Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Omnibus Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In the event that the parties agree in good faith that this Omnibus Amendment (or any agreement referenced herein) is not in compliance with Code Section 409A, the parties shall cooperate reasonably and in good faith to modify this Omnibus Agreement (and/or any agreement referenced herein) to comply with Code Section 409A to the extent the Company determines such modification does not change the intended benefits of this Omnibus Amendment to the Company (and/or any agreement referenced herein). Notwithstanding anything to the contrary contained herein, in no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A and Executive agrees to indemnify and hold the Company harmless for any cost or expense incurred due to a failure of this Omnibus Amendment (or any agreement referenced herein) to comply with Code Section 409A.

2. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Omnibus Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Omnibus Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Omnibus Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive and (B) the date of Executive’s death, solely to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Omnibus Agreement (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

3. To the extent that reimbursements or other in-kind benefits under this Omnibus Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A (A) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year.

4. For purposes of Code Section 409A, Executives right to receive installment payments pursuant to this Omnibus Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Omnibus Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period is within the sole discretion of the Company. Notwithstanding any other provision of this Omnibus Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

Release; Clawback:

Any and all amounts payable and benefits provided pursuant to this Omnibus Agreement will only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company; provided that such release will not require Executive to release (i) any rights to indemnity or D&O coverage, (ii) rights to severance benefits Executive is entitled to receive under the Employment Agreement (as modified herein), (iii) rights to retain equity awards that Executive is entitled to retain in accordance with the applicable governing documents and any Sale Rights that Executive is entitled to exercise pursuant to this Omnibus Agreement, or (iv) rights to medical, health or retirement benefits in accordance with the terms of the applicable employee benefit plan. In addition, such release shall not add, extend or expand any restrictive covenants to which Executive is subject without mutual agreement of the Company and Executive. Such release will be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination, provided, that the Company provides the form of release to Executive within fourteen (14) days following termination. The first such payment of the Severance Benefits will include all amounts that otherwise would have been due prior thereto under the terms of this Omnibus Agreement had such payments commenced immediately upon the effective date of Executive’s termination of employment. Any delay in the payment of the Severance Benefits will not extend the period of time that the Severance Benefits are payable. If within 90 days following Executive’s termination date the Company discovers grounds constituting Cause existed before Executive’s termination, Executive’s right to receive the Severance Benefits will immediately cease and be forfeited, and any Severance Benefits previously paid to Executive will be immediately repaid by Executive.